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EXHIBIT 23

HARDINGE INC

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-65049) pertaining to the Hardinge Inc. Savings Plan, Registration Statement (Form S-8 No. 333-103985) pertaining to the Hardinge Inc. 2002 Incentive Stock Plan, and Registration Statement (Form S-3 No. 333-115595) of Hardinge Inc. and in the related Prospectus of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedule of Hardinge Inc. and Subsidiaries, Hardinge Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hardinge Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Ernst & Young LLP

Syracuse, New York
March 9, 2005

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HARDINGE INC